EXHIBIT 99.1

Warren Resources Completes $14 Million Equity Private Placement

New York, NY, February 6, 2004 /PRNewswire-FirstCall/ — Warren Resources, Inc. (“Warren”), an independent oil and gas exploration and production company, announced today that it has completed a $14 million equity private placement financing. Pursuant to the terms of the purchase agreement that was executed on February 3, 2004, the company sold 2 million shares of common stock at a negotiated price of $7.00 per share. The company also issued to the purchasers five-year Class A warrants to purchase 500,000 shares of common stock at $10 per share and five-year Class B warrants to purchase 500,000 shares at $12.50 per share. These warrants are subject to a cash-only exercise provision. The four purchasers of the equity private placement were institutional investors managed by a large Boston-based institutional investment adviser.

“The success of this financing reflects the confidence that these high quality institutional investors have shown in the development potential of our large Rocky Mountain coalbed methane (CBM) holdings and other properties located principally in the western United States,” said Norman F. Swanton, Chairman and Chief Executive Officer of Warren “At this pivotal time in the joint venture development with Anadarko Petroleum Corporation of our Atlantic Rim project in the eastern Washakie Basin and our development activities in the Pacific Rim project which we operate in the western Washakie Basin, these additional funds allow us to move forward as rapidly as possible to meet key milestones.”

The net proceeds from this financing will be used primarily to further Warren’s CBM methane development programs in the Rocky Mountain region, and for working capital and general corporate purposes.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Warren has agreed to file a registration statement with respect to the shares commencing one year after the closing, or possibly sooner upon the occurrence of certain events. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

Warren is an independent energy company engaged in the acquisition, exploration, development, production and operation of natural gas and oil properties. Warren is a leading developer of coalbed methane reserves in the Rocky Mountain region. Warren’s current operations are principally focused on developing and expanding its coalbed methane project located in the Atlantic Rim of the Washakie Basin in southwest Wyoming and the Powder River Basin in northeastern Wyoming. Warren also has interests in the Wilmington oil field located in the Los Angeles Basin, in southern California. More information on Warren is available at www.warrenresourcesinc.com.

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This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on certain assumptions and analyses made by Warren in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of Warren. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, the ability of Warren to meet its stated business goals and other risk factors as described in Warren’s 2002 Annual Report and Form 10-K as filed with the Securities and Exchange Commission. As a result of those factors, the Warren’s actual results may differ materially from those indicated in or implied by such forward-looking statements.